EIGHTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS EIGHTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of the 24th day of October, 2023 by and between Teledyne Technologies Incorporated, a Delaware corporation with its executive offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360 (the “Company”), and Dr. Robert Mehrabian, an individual residing at 578 W. Potrero Road, Thousand Oaks, California 91361 (the “Executive”).
RECITALS

    WHEREAS, this Employment Agreement is an amendment and restatement of the Seventh Amended and Restated Employment Agreement entered into as of August 27, 2021;

WHEREAS, as of the date hereof, the term of employment of the Executive under the Eighth Amended and Restated Employment Agreement continues through December 31, 2026; and
WHEREAS, this Employment Agreement is entered into primarily to reflect actions of the Personnel and Compensation Committee and the Board of Directors taken at meetings held on October 24, 2023, to amend provisions of the Employment Agreement to change the title, job and responsibilities of the Executive and update the Employment Agreement to reflect changes in the Executive’s compensation.
NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:
1.     Term of Agreement. This Employment Agreement, as amended and restated, shall be effective as of the date first above written and shall continue in effect through December 31, 2026 (the “Term”). Section 6 and Section 7 of this Employment Agreement shall survive any expiration of this Employment Agreement.

2.    Employment Agreement to Supplement the CIC Agreement. This Employment Agreement, as amended and restated, shall supplement the CIC Agreement and the terms and conditions of this Employment Agreement are not intended to alter or vary the terms and conditions of the Amended and Restated Change in Control Severance Agreement dated as of January 31, 2011 (the “CIC Agreement”). The intention of this Employment Agreement is to memorialize certain terms and conditions of the employment of the Executive which are particular to him and not specified in the CIC Agreement. Except as specifically set forth herein, initially capitalized terms shall have the meaning ascribed thereto under the CIC Agreement which is incorporated herein and made a part hereof as if set forth at length.
3.     Position and Duties. Through December 31, 2023, the Company shall employ the Executive and the Executive shall serve as the Chairman, President and Chief Executive Officer of the Company and shall have primary responsibility to manage and direct the day-to-day business of the Company, including the generation of income and control of expenses. Effective January 1, 2024, the Company shall employ the Executive and the Executive shall serve as the Executive Chairman and shall have primary responsibility to manage the affairs of the Board of Directors and to manage and direct merger and acquisition activities, strategic planning, technology, and margin expansion activities of the Company. Subject to the approval of the Board of Directors of the Company, the Executive may serve as a director of charitable organizations and/or for profit corporations which do not compete with the Company or any of its subsidiaries and affiliates.

4.     Compensation. The Executive shall receive the following items of compensation at the rates thereof set forth below.
a. Base Salary. The Executive’s current annual base salary (“Base Salary”) is One Million One Hundred Thousand Dollars ($1,100,000) and, commencing January 1, 2024 and for each year during the remainder of the Term, the Company shall continue to pay Executive a Base Salary of One Million One Hundred Thousand Dollars ($1,100,000). Such Base Salary may be increased annually at the discretion of the Committee. Base Salary shall be paid periodically in accordance with normal Company payroll practices applicable to executive employees.
b. Participation in Compensation Plans and Programs. In accordance with the respective terms and conditions of the respective plans and programs, the Executive shall be entitled to participate in the following compensation plans and programs during the Term of the Agreement:
1. Annual Incentive Plan (“AIP”). In the AIP at an annual opportunity at 150% of Base Salary through December 31, 2023 and for each year during the remainder of the Term if targets are reached at 100%, or such greater percentage if provided in the AIP for any year.
2. Performance Plan (“PP”). Through December 31, 2023, in the PP at an opportunity equal to 160% of Base Salary if targets are reached at 100%. Effective January 1, 2024 for the 2024-2026 PP and for any PP awards thereafter, Executive will participate in the PP at an opportunity equal to 100% of Base Salary if targets are reached at 100%.
3. Restricted Stock Award Program (“RSAP”). Prior to December 31, 2023 in the RSAP with annual grants of restricted stock equal to at least 160% of Base Salary as of the date of the grant subject to meeting targets set forth in the RSAP, and effective January 1, 2024, in the RSAP with annual grants of restricted stock or restricted stock units equal to at least 100% of Base Salary as of the date of the grant subject to meeting targets set forth in the RSAP.
4. Stock Options. If the Committee makes an annual option grant in 2024 and with respect to any future annual grant thereafter, each as determined by the Committee, the Executive’s stock option grant shall have a value equal to at least 100% of Base Salary, with each such grant subject to the terms and conditions of the Stock Option Incentive Plan except to the extent provided below. With respect to options granted to the Executive on or after the date hereof, notwithstanding anything set forth in any plan or agreement, in the event of the Executive’s separation of service for any reason other than death, outstanding stock options shall continue to vest and the right of the Executive to exercise vested stock options, when and as vested, shall continue, but in no event may any such vested options be exercised after the expiration of any applicable option period. With respect to options granted to the Executive on or after the date hereof, notwithstanding anything set forth in any plan or agreement, in the event of the death of the Executive, all outstanding options shall vest in full and the right of the Executive’s beneficiary to exercise the stock options shall terminate upon the expiration of twelve months from the date of the Executive’s death, but in no event may such stock options be exercised after the expiration of any applicable option period.
5.     Employee Benefits. The Executive shall participate in each qualified, non-qualified and supplemental employee benefit, executive benefit, fringe benefit and perquisite plan, policy or arrangement of the Company applicable to executive level employees. Nothing in this Employment Agreement shall be construed as preventing the amendment or termination of any such plan, policy or arrangement by the Company so long as such amendment or termination affects all executive employees of the Company then participating.
6.     Non-Qualified Pension Arrangement. In addition to the employee benefits described in Section 5, the Company will pay to the Executive (or his designee if amounts are payable after the death of the Executive) following his Retirement (as defined below), as payments supplemental to any accrued pension under the Company's qualified pension plan, an annual amount, paid in equal monthly installments, equal to 50% of his Base Compensation at the rate in effect for 2018 ($995,000). Such annual amount shall be paid each year for ten (10) years following his Retirement; it being recognized that, as per Executive’s original employment agreement, the Executive as of August 1, 2007, has rendered to the Company ten years of service (including the period from August, 1997 through and including November, 1999 rendered as service to the Company's predecessor, Allegheny Teledyne Incorporated).

        For purposes of Section 6 of this Employment Agreement and without effect upon whether the Executive is deemed to be retired under the CIC Agreement, the Executive will be deemed to have a Retirement upon his Separation From Service with the Company for any reason other than for Cause. For purposes of Section 6 of this Employment Agreement, the Executive shall be deemed to have experienced a Separation From Service upon the Executive’s death, Disability, or upon the complete cessation of the Executive’s service to the Company as an employee or as an independent contractor as determined in the sole discretion of the Company; provided, however, that the Executive’s cessation of services shall not constitute a Separation From Service if the Company anticipates a renewal of the Executive’s services as an employee, independent contractor or in any other capacity. For purposes of this Section 6 of the Employment Agreement, the Executive shall be deemed to have experienced a Separation From Service due to Disability where, in the sole discretion of the Company:

(a)    The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

    Additionally, and notwithstanding the foregoing, in the event of a Separation From Service for any reason other than Disability, payment shall be made six months after the date of Separation From Service, but in no event shall payment be made, or commence to be made, after the later of (i) the last day of the calendar year in which such six-month date occurs or (ii) 2 ½ months after the occurrence of the six-month date and the initial payment shall be equal to six times the monthly amount otherwise due and the next and each subsequent monthly payment shall be equal to one times the monthly amount otherwise due. Payments made pursuant to this Section 6 resulting from Separation From Service due to Disability shall commence as soon as administratively feasible following such Separation From Service, but in no event shall distribution be made, or commence to be made, after the later of (i) the next following December 31 or (ii) 2 ½ months after the date of such Separation From Service due to Disability.

Notwithstanding the foregoing, the Company will pay to the Executive (or the Executive’s designee in the event of death) any unpaid amounts payable under this Section 6 in a single cash lump sum payment within sixty (60) days following the date of the Executive’s death (whether such death occurs while the Executive was actively employed by the Company or the Executive’s occurs following the Executive’s Separation from Service with the Company) or the

Executive’s Disability (applied consistently with the requirements of Section 409A of the Code).  In addition, the Executive may request a payment under this Section 6 in the event of an “unforeseeable emergency” (as such term is defined under Section 409A of the Code) with the amount of such payment not to exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the payment).

    The provisions of this Section 6 are intended to comply with the requirements applicable to nonqualified deferred compensation plans under Section 409A of the Code. Notwithstanding any other provision of this Employment Agreement, this Section 6 shall be interpreted and administered in accordance with the requirements of Section 409A of the Code.

7. Post-Retirement Medical Coverage. Commencing on the Executive’s separation from service (for any reason) and continuing for the longer to live of the Executive and his spouse, the Executive and his spouse shall be deemed participants in the Company’s medical benefit plan offered to all employees of the Company (the “Medical Plan”) and be deemed to be eligible to receive the benefits under the Medical Plan subject to the terms and conditions applicable to participants in the Medical Plan from time to time. The Executive (or, if applicable after the Executive’s death, his spouse) shall be charged for such deemed participation at a rate equal to the monthly rate the Medical Plan charges former participants and spouses eligible for continuation coverage under COBRA, plus the rate payable by the employer, as each such COBRA rate is adjusted from time to time. The Company may impute the amounts due from the Executive and his spouse in lieu of creating an administrative system for monthly payment and collection of the COBRA rate.
8. Binding Agreement. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Employment Agreement and the CIC Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to be a termination without Cause for purposes of this Employment Agreement and the CIC Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination.
9.    Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered at the address first above written or such other address as may be given by one party to the other.
10.     Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount payable under this Employment Agreement of any payroll and withholding taxes required by law, as determined by the Company in good faith.
11.    Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law.
12.    Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
13.    Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Employment Agreement as of the day and year first above written.
EXECUTIVE

By /s/ Robert Mehrabian
Robert Mehrabian

TELEDYNE TECHNOLOGIES INCORPORATED

By /s/ Michelle Kumbier
Michelle Kumbier
Chair, Personnel and Compensation Committee